Exhibit 10.4

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of December [ ], 2020, is made by and between Enveric Biosciences, Inc. (f/k/a Ameri Holdings, Inc.), a corporation incorporated under the laws of the State of Delaware (the “Company”) and Barry Kostiner (the “Consultant”).

W I T N E S S E T H:

WHEREAS, Jay Pharma Inc. (“Jay Pharma”), the Company, Jay Pharma Merger Sub, Inc., a wholly owned subsidiary of Ameri, 1236567 B.C. Unlimited Liability Company and Barry Kostiner have entered into a Tender Offer Support Agreement and Termination of Amalgamation Agreement, dated as of August 12, 2020, as amended, pursuant to which, among other things, the Company made a tender offer to purchase all of the outstanding common shares of Jay Pharma (the “Tender Offer”); and

WHEREAS, the Company desires to retain the Consultant and the Consultant desires to be retained by the Company pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

Section 1. Retention.

(a) The Company hereby retains the Consultant on a non-exclusive basis to render consulting services described herein, effective as of the closing of the Tender Offer and for a period expiring on the twelve month anniversary of the date hereof (the “Term”), and the Consultant hereby agrees to provide such services during the Term to the Company faithfully and to the best of his ability.

(b) The Consultant shall provide the Company general business advisory consulting services as requested by the Company from time to time (the “Consulting Services”).

Section 2. Company’s Reliance. The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant will use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

Section 3. Compensation. In consideration for the Consulting Services provided to the Company during the Term, the Company agrees to pay the Consultant a total compensation of $120,000 (the “Fee”), which shall be paid on a monthly basis in the amount of $10,000 per month during the Term; provided, that, in the event that either the Consultant or the Company terminates this Agreement pursuant to Section 8 prior to the end of the Term, the Company will continue to make monthly payments of $10,000 to the Consultant until the full amount of the Fee has been paid.

Section 4. Nature of Relationship Between Parties. The Consultant will render the Consulting Services in this Agreement as an independent contractor, while specifically adhering to the rules, policies, regulations and procedures of the Company, as may be amended by the Company at any time. Except as otherwise specifically agreed to by the Company in writing, Consultant shall have no authority or power to bind the Company with respect to third parties and the Consultant shall not represent to third parties that the Consultant has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between the Consultant and the Company or any of its affiliates, except as specifically provided in this Agreement.

Section 5. Representations by Consultant. The Consultant represents to the Company that the Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with the Consultant’s ability to perform the Consulting Services in accordance with this Agreement’s terms, including without limitation any agreement or obligation to or with any other company.

Section 6. Confidentiality, Non-Disclosure. Each of the parties recognizes that during the course of this Agreement, Company information that is confidential or of a proprietary nature may be disclosed to the Consultant, including, but not limited to, product and business plans, finances and other unpublished financial information, projections, and marketing data (“Confidential Information”). The Consultant agrees to keep all such Confidential Information confidential and not to discuss or disclose it to anyone without the approval of the Company. Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the Consultant, (b) was known to the Consultant as of the time of its disclosure, (c) is independently developed by the Consultant, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

Section 7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

Section 8. Termination Rights. Either party may terminate this Agreement for any reason, at any time, upon written notice to the other party. If this Agreement is terminated, and the parties fail to execute a new agreement, all Consulting Services will be discontinued as of the date of such termination.

Section 9. Survival. The provisions set forth in Sections 3, 6, 7, 8, 9, 10, 11 and 12 shall survive termination or expiration of this Agreement.

Section 10. Other Payments. At the time the first monthly payment of the Fee is made to the Consultant pursuant to Section 3 of this Agreement, the Company will also remit payment of $10,000 (the “Prior Fee”) to the Consultant to satisfy the outstanding compensation payable to the Consultant under that certain Consulting Agreement, dated January 10, 2020, by and between the Consultant and Jay Pharma, Inc. (the “Prior Agreement”). The Company and the Consultant agree that following payment by the Company of the Prior Fee, all monies owed to the Consultant pursuant to the Prior Agreement will have been fully paid.

Section 11. Entire Agreement; Modification. This Agreement contains the entire agreement and understanding of the parties hereto and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof. No waiver, amendment or modification of this Agreement shall be valid unless in writing and signed by each of the parties hereto.

Section 12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflict of laws.

Section 13. Counterparts. This Agreement may be executed in counterpart, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same document, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or email signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENVERIC BIOSCIENCES, INC.

By:
Name:	David Johnson
Title:	Chief Executive Officer

BARRY KOSTINER

[Signature Page to the Consulting Agreement]